Exhibit 99.1

FORM OF
INSTRUCTIONS AS TO USE OF SUBSCRIPTION RIGHTS CERTIFICATES
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

        Please consult Morrow Sodali LLC, the information agent, or Continental Stock Transfer & Trust Company, the subscription agent, or your bank or broker as to any questions.

        The following instructions relate to a rights offering by Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the "Company"), to certain holders of record (the "Public Stockholders") of its common stock, $0.0001 par value per share (the "Common Stock"), as described in the Company's prospectus dated                        ,                         20 (the "Prospectus"). Each Public Stockholder at the close of business on January 27, 2020 at 5:00 PM, Eastern Time, the record date, will receive, at no charge, a transferable subscription right (a "Subscription Right") to purchase a unit (a "Unit") for every share of Common Stock held at the record date. The Subscription Rights will be transferable in minimum denominations of 50.

        Each Unit consists of one share of Series B-3 Preferred Stock and 34.375 Warrants. Each share of Series B-3 Preferred Stock has the terms and conditions described in the Prospectus. Each Warrant will be exercisable for one share of the Company's Common Stock at a price of $0.0001 per share from the date of issuance. The Warrants are exercisable for cash, or solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. Units will be settled into their component parts of Series B-3 Preferred Stock and Warrants at the conclusion of the rights offering.

        Each Subscription Right will consists of a Basic Subscription Right, Minimum Subscription Privilege and an Over-Subscription Privilege. See "The Rights Offering" in the Prospectus.

        The Subscription Rights will expire at 5:00 p.m., Eastern Time, on March 2, 2020, subject to the Company's right to extend or earlier terminate the rights offering. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. The Company will not be required to issue Series B-3 Preferred Stock and Warrants to you if the subscription agent receives exercise of Subscription Rights after that time. The Company has the option to extend the rights offering in its sole discretion, although it does not presently intend to do so. The Company may extend the rights offering by giving oral or written notice to the subscription agent before the expiration date. If the Company elects to extend the rights offering, the Company will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

        PAYMENT OF THE SUBSCRIPTION PRICE FOR ALL UNITS, INCLUDING PURSUANT TO THE BASIC SUBSCRIPTION RIGHT, MINIMUM SUBSCRIPTION PRIVILEGE AND OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED ON OR BEFORE THE EXPIRATION DATE. ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

  1.
  Subscription Rights. For registered holders, to exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the subscription price for each Unit subscribed for pursuant to the Basic Subscription Right, Minimum Subscription Privilege and any Over-Subscription Privilege, to the subscription agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. The method of delivery of the Subscription Rights Certificate and the payment of the subscription price to the subscription agent is at your election and risk.

    If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate exercises of Subscription Rights through your broker, dealer, bank or other nominee in order for them to transmit payment to the subscription agent.

  2.
  Acceptance of Payments. Payments will be deemed to have been received by the subscription agent only upon the (i) clearance of a personal check drawn on a U.S. bank payable to "Continental Stock Transfer & Trust Company, as subscription agent for Infrastructure and Energy Alternatives, Inc.," (ii) receipt of a certified check drawn on a U.S. bank to "Continental Stock Transfer & Trust Company, as subscription agent for Infrastructure and Energy Alternatives, Inc.," (iii) receipt of a U.S. Postal money order payable to "Continental Stock Transfer & Trust Company, as subscription agent for Infrastructure and Energy Alternatives, Inc."; or (iv) receipt of a wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as subscription agent, for purposes of accepting subscriptions in this rights offering at FBO Infrastructure and Energy Alternatives, Inc., with reference to the name of the Subscription Rights holder. Funds paid by uncertified personal check may take several business days to clear. If your personal check does not clear before the expiration date, then you will not receive any Units, and the Company's only obligation will be to return your subscription payment, without interest or deduction. Accordingly, if you wish to pay the subscription price by uncertified personal check, then you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. The Company encourages urges you to consider payment by means of certified or cashier's check, money order or wire transfer.

    If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate payments through your broker, dealer, bank or other nominee.

  3.
  Contacting the Subscription Agent. The address and telephone number of the subscription agent are shown below.

By mail:	By hand or overnight courier:
Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor New York, NY 10004 (917) 262-2378	Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor New York, NY 10004 (917) 262-2378
  4.
  Partial Exercises; Effect of Over-and Under-Payments. If you do not indicate the number of Units to be subscribed for, or if you indicate a number of Units that does not correspond with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of Units that may be subscribed for (subject to any applicable limitations as described in the Prospectus), for the aggregate subscription price you delivered. If the subscription agent does not apply your full subscription price payment to your purchase of Units, then the subscription agent will return the excess amount to you by mail, without interest or deduction, as promptly as possible after the expiration date and all prorating calculations have been made. If you subscribe for fewer than all of the Units (subject to the Minimum Subscription Requirement), then the unexercised Subscription Rights will become null and void on the expiration date.

  5.
  Deliveries to Holders. The following deliveries and payments to you will be made:

  a.
  Basic Subscription Right; Minimum Subscription Privilege. The shares of Series B-3 Preferred Stock and Warrants that are purchased pursuant to the valid exercise of Basic Subscription Rights and the Minimum Subscription Privilege to purchase Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a Public Stockholder. The subscription agent will arrange for the issuance of the Series B-3 Preferred Stock and Warrants as soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer, or other nominee, The Depository Trust Company ("DTC") will credit your account with your nominee with the securities you purchased in the rights offering.

  b.
  Over-Subscription Privilege. The shares of Series B-3 Preferred Stock and Warrants that are purchased pursuant to the valid exercise of Over-Subscription Privileges to purchase additional Units will also be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock. The subscription agent will arrange for the issuance of the Series B-3 Preferred Stock and Warrants as soon as practicable after the expiration of the rights offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

  c.
  Excess Payments. If you are allocated less than all of the Units for which you subscribed, then your excess subscription price payment for Units that were not allocated to you will be returned by the subscription agent to you by mail, without interest or deduction, promptly as possible after the expiration date and all pro rating calculations have been made.

  6.
  Transfer of Rights. The Subscription Rights will be transferable in minimum denominations of 50 as follows:

  a.
  Transfer of all Subscription Rights.

  i.
  Registered Holder. To transfer all of your Subscription Rights represented by a Subscription Rights Certificate to a designated transferee, you must complete the transfer portion of the Subscription Rights Certificate in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"). A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued by the subscription agent. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable price (with respect to the exercise of both the basic subscription privilege and the oversubscription privilege) and complete separate instructions signed by the new holder, to the subscription agent in ample time to permit the subscription agent to take the desired action.

      ii.
      Person Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate a transfer through your broker, dealer, bank or other nominee.

      iii.
      All Holders. You may only transfer Subscription Rights in minimum denominations of 50. The Minimum Subscription Requirement continues to apply to the balance of Subscription Rights not transferred, as well as Subscription Rights acquired in a transfer. Accordingly, if you are transferring your Subscription Rights, you should ensure that you continue to hold a sufficient number of Subscription Rights to exercise the Minimum Subscription Requirement, and if you acquire Subscription Rights through a transfer, you should ensure you obtain at least the number of Subscription Rights to exercise the Minimum Subscription Requirement. We have the right to reject subscriptions for less than the Minimum Subscription Requirement, including as a result of a transfer.

    b.
    Transfer of a Portion of Subscription Rights; Subdivisions.

    i.
    Registered Holders. Because only the subscription agent can issue Subscription Rights Certificates, if you wish to transfer fewer than all of the rights evidenced by your Subscription Rights Certificate to a designated transferee, or to subdivide your Subscription Rights Certificates, you must instruct the subscription agent as to the action to be taken with respect to the Subscription Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions below. The Subscription Rights Certificate evidencing the number of Subscription Rights you intend to transfer can then be transferred by following the instructions for transfers of all rights represented by a Subscription Rights Certificate.

        To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your rights to be divided) signed by you, to the subscription agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the expiration date. The subscription agent will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., Eastern Time, on                         , 20        , the third business day before the expiration date. Subscription Rights Certificates may not be divided into fractional rights, and any instruction to do so will be rejected.

      ii.
      Persons Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate a partial transfer through your broker, dealer, bank or other nominee.

    c.
    Timing of Transfers. Rights holders wishing to transfer all or a portion of their Subscription Rights, or to subdivide Subscription Rights, should allow a sufficient amount of time prior to the expiration date for: (i) the transfer instructions to be received and processed by the subscription agent or applicable broker, dealer, bank or other nominee; (ii) if required, a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Subscription Rights and to the transferor with respect to retained Subscription Right, if any; and (iii) the Subscription Rights evidenced by such new Subscription Rights Certificates to be exercised by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if Subscription Rights are not received in time for exercise prior to the expiration date. Subscription Rights not exercised by the expiration date will expire and have no value. Neither we nor the subscription agent shall have any liability with respect to an expired Subscription Rights.

    d.
    Commissions, Fees, and Expenses. All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent and the information agent, incurred in connection with the transfer of the Subscription Rights will be for the account of the transferor of the Subscription Rights, and none of such commissions, fees or expenses will be paid by us or the subscription agent.

  7.
  Execution.

  a.
  Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority so to act. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the subscription agent, in its discretion, dispenses with proof of authority.

  b.
  Persons Other Than Registered Holder. If you are a beneficial owner of Common Stock that is registered in the name of a broker, dealer, bank or other nominee, you will need to coordinate a executions of exercises through your broker, dealer, bank or other nominee.

  8.
  Method of Delivery. The method of delivery of and payment of the subscription price to the subscription agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the subscription agent prior to the expiration date.

  9.
  No Revocation. If you exercise any of your Basic Subscription Right, Minimum Subscription Privilege or Over-Subscription Privilege, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your Subscription Rights unless you are sure that you wish to purchase Units at the subscription price. Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights even if you later learn information that you consider to be unfavorable.

  10.
  Questions and Request for Additional Materials. For questions regarding the rights offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact the Information Agent as follows:

    Morrow Sodali LLC
    470 West Avenue—3rd Floor
    Stamford, CT 06902
    (800) 662-5200